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                                                              EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-48853 of ATC Group Services Inc. on Form S-4 of our report dated May 29, 1998 with respect to ATC Group Services Inc., January 31, 1997 (June 25, 1997 as to Note 11) with respect to American Testing and Engineering Corporation, and November 18, 1997 with respect to Bing Yen & Associates, appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to use under the heading "Experts" in such Prospectus.

Omaha, Nebraska

June 4, 1998

/s/ Deloitte & Touche LLP